Exhibit 10.3

Daniel J. Moore
Chairman, Board of Directors

22 February  2017

Damien McDonald
c/o LivaNova Plc
20 Eastbourne Terrace
London W2 6LG

Re:  Proposed awards under the LivaNova 2015 Incentive Award Plan (the "Plan")

Dear Damien,

Annual Equity Award
On behalf of LivaNova PLC (the "Company"), I can confirm that we will recommend to the Compensation Committee that the following awards are granted to you in 2017 under the Plan:
•
An award of service-based restricted stock units ("RSUs") to you over Shares equal in value to $1,000,000, with 25% of the RSUs vesting on each of the first four anniversaries of the grant date.  The calculation of the number of Shares subject to the award will be determined based on the closing price of Shares on NASDAQ Stock Exchange on the date of grant of the award.

•
An award of market-based and service-based RSUs to you over Shares equal in value to $3,000,000, as further described below.  The calculation of the number of Shares subject to the award will be determined based on the closing price of Shares on NASDAQ Stock Exchange on the date of grant of the award.

o
If the closing stock price on the date two days after the earnings release in respect of the fourth quarter and year ended 31 December 2017 (the "Measure Price" as determined on the "Measure Date") is at least equal to a threshold stock price (the "Threshold Price"), the award will have a value of no less than $1 million.

o	If the Measure Price is equal to or greater than the sum of the Threshold Price and a specified amount (the "Upper Price"), the award will have a value of $3 million.

o
If the Measure Price falls between the Threshold Price and the Upper Price, the award will have a value equal to $1 million plus that portion of $2 million determined by linear interpolation (the difference between the Measure Price and Threshold Price, divided by the specified amount and then multiplied by $2 million).

o
In each case, one-fourth of the value of the award will vest and become deliverable to the grantee as follows: (i) in 2018, on the Measure Date, and (ii) in each of 2019, 2020 and 2021, on the first three anniversaries of the Measure Date.

The aforementioned service-based award will accelerate upon a change of control of LivaNova, as will any unvested portion of the market-based award for which the market-based condition has been satisfied.

Future Awards Under the Company's Long-Term Incentive Plan
You will be eligible to receive annual awards under the Plan commencing in fiscal year 2017.  The target amount of your annual award is currently anticipated to be $4,000,000.
The grant of any of the awards under the Plan as described in this letter is, of course, always subject to the discretion of the Compensation Committee of the LivaNova Board of Directors, and nothing in this letter shall be taken to fetter the discretion of the Compensation Committee.  The Compensation Committee may decide not to grant awards as described in this letter.
Vesting of any of the awards is conditional on your continued employment with the Company and vesting will cease upon you ceasing to be employed by the Company.  All awards made under the Plan will be subject to the terms of the Plan and the award agreement pursuant to which the particular award is granted.
If you have any queries in relation to the terms of this letter, please do not hesitate to contact me.
Kind regards,

/s/ Daniel J. Moore

Daniel J. Moore